Exhibit 99.1

American States Water Company
Announces Earnings for the Three and Six
Months Ended June 30, 2004

San Dimas, California, July 28, 2004 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.44 per share for the three months ended June 30, 2004 as compared to basic and fully diluted earnings of $0.19 per share reported for the same period ended June 30, 2003. Basic and fully diluted earnings were $0.52 and $0.51 per share, respectively, for the six months ended June 30, 2004 as compared to basic and fully diluted earnings of $0.39 per share reported for the same period ended June 30, 2003.

Commenting on the results, President and Chief Executive Officer Floyd E. Wicks said, “The reported earnings reflect the results of receiving favorable decisions and rate increases from the California Public Utilities Commission (“CPUC”). This quarter reflects the full effects of an increase in our Southern California Water Company (“SCW”) Region III service area that we had expected in the beginning of 2003 but, in fact, did not become effective until March 2004. It is important to note that recently approved rate increases will continue to provide additional revenues for the remainder of 2004 and additional increases in 2005, subject to an earnings test. Additionally, as reported in our July 13, 2004 press release, the CPUC issued a favorable decision on July 8, 2004 regarding a settlement agreement between SCW and the City of Santa Monica, which resulted in a $5.2 million net pre-tax increase in operating income during this quarter.”

“Just last week, the CPUC issued a proposed decision adopting a settlement agreement SCW reached with the Office of Ratepayer Advocates of the CPUC. If approved, it will provide for increased revenues totaling $15.4 million over a three-year period in the Region II customer service area of SCW, of which $5.2 million is expected to be approved in the third quarter of 2004 and be retroactive to January 1, 2004. Also last week, the CPUC issued another proposed decision in three customer service areas of SCW’s Region I, with annual rate increases of $382,000. We are eager to continue this positive working relationship with the CPUC that will be both equitable and timely.”

Second Quarter 2004 Results — Total operating revenues of $59.3 million for the second quarter of 2004 increased by $7.5 million compared to revenues of $51.8 million recorded in the second quarter of 2003. Of the total increase in revenues, water revenues increased by 15.9% due to rate increases in Region III of SCW that were effective in March 2004, as well as a 14% increase in water consumption resulting from warmer temperatures in most of SCW’s service areas during 2004 as compared to 2003. Electric revenues increased by 1.8% due to increased consumption.

Total operating expenses increased by 9.8% to $48.7 million for the three months ended June 30, 2004 as compared to the $44.4 million recorded for the same period in 2003. The increases reflect higher purchased water costs caused by the need to replace groundwater supply due to wells being removed from service for water quality and mechanical reasons as well as increased consumption. The higher operating expenses also reflect increases in: (i) the supply-cost balancing accounts due to the recording of $2.2 million of net over-collections in the memorandum supply-cost accounts filed with the CPUC in the second quarter of 2004; (ii) the unrealized loss on purchased power contracts, and (iii) taxes on income. These increases were partially offset by a $5.2 million net increase in operating income as a result of the CPUC’s favorable July 8, 2004 decision (“Decision”), as mentioned above. SCW and the City of Santa Monica (“City”) reached a settlement agreement in which SCW sold its Charnock Basin (“Basin”) water rights to the City and assigned to the City its rights against all potentially responsible parties who stored, transported and dispensed gasoline containing methyl tertiary butyl ether (MTBE) in underground storage tanks, pipelines or other related infrastructure in the Basin. The total proceeds of $5.7 million from the sale and the assignment of rights were offset by an impairment loss of $482,000 associated with assets removed from rate base, pursuant to the Decision, resulting in a $5.2 million net pre-tax increase in operating income. The City also indemnified SCW from related claims.

Other income increased to $538,000 for the three months ended June 30, 2004 as compared to $31,000 for the same period in 2003. This was largely due to a change in SCW’s estimate of customer refunds associated with lease revenues from the City of Folsom.

Interest charges decreased by 2.5% to $4.4 million for the quarter ended June 30, 2004 as compared to interest charges of $4.5 million for the quarter ended June 30, 2003. The decrease is due primarily to the repayment of $12.5 million of long-term debt in October of 2003, offset by an increase in short-term borrowings.

Year-To-Date 2004 Results — Total operating revenues of $106.0 million for the six months ended June 30, 2004 increased by $7.5 million compared to $98.5 million recorded for the six months ended June 30, 2003. Of the total increase in revenues, water revenues increased by 7.8% due to rate increases in Region III of SCW that were effective in March 2004, as well as a 6.6% increase in water consumption resulting from warmer temperatures in most of SCW’s service areas during 2004 as compared to 2003. Electric revenues increased by 5.8% due to increased consumption. Total operating expenses increased by 7.6% to $89.8 million for the six months ended June 30, 2004 as compared to the $83.5 million recorded for the same period in 2003, reflecting higher purchased water costs, and an increase in the supply-cost balancing account, as discussed above in the second quarter results. The increases are also due to higher administrative and general expenses resulting from increased outside legal and consulting services, as well as increased pension and benefit costs, a decrease in the unrealized gain on purchased power contracts, and an increase in taxes on income. These increases were offset by a

$5.2 million net pre-tax increase in operating income during the second quarter of 2004, as discussed above.

Other income increased to $455,000 for the six months ended June 30, 2004 as compared to $31,000 for the same period in 2003 for the reason discussed previously in the quarter results.

Interest charges decreased by 3.9% to $8.7 million for the six months ended June 30, 2004 as compared to $9.1 million for the six months ended June 30, 2003. The decrease is due primarily to the repayment of $12.5 million of long-term debt in October of 2003 and recovery of carrying costs for the Water Quality OII matter authorized by the CPUC, partially offset by the increases in short-term borrowings.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Q2 2004 Earnings Release Conference Call — The Company will host a conference call today, Wednesday, July 28, 2004 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company’s results, strategies, and operating trends.

Interested parties can listen to the conference call over the Internet by logging onto www.aswater.com. The call will also be recorded and replayed beginning Wednesday, July 28, 2004 at 2:00 p.m. PT and will run through Wednesday, August 11, 2004. The dial-in number for the audio replay is (888) 203-1112, Passcode 696750.

American States Water Company (“AWR”) is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts with various municipalities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	Robert J. Sprowls
Chief Financial Officer and Treasurer
Telephone: (909) 394-3600, ext. 647

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	June 30,	December 31,
(in thousands)	2004	2003
	(Unaudited)
Assets
Utility Plant-Net	$621,862	$602,298
Other Property and Investments	22,171	22,120
Current Assets	44,070	58,359
Regulatory and Other Assets	73,323	74,698

	$761,426	$757,475

Capitalization and Liabilities
Capitalization	$445,061	$442,286
Current Liabilities	92,752	95,898
Other Credits	223,613	219,291

	$761,426	$757,475

Condensed Statements of Income

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Operating Revenues	$59,344	$51,817	$105,995	$98,493

Operating Expenses:
Operations	39,471	34,900	70,457	62,789
Unrealized (gain) loss on power purchased contracts	76	(1,557)	(481)	(1,274)
Gain on sale of water rights	(5,675)	—	(5,675)	—
Maintenance	2,609	2,299	4,936	4,249
Depreciation and amortization	5,073	4,945	10,250	9,892
Taxes on income	5,086	1,790	6,028	3,785
Property and other taxes	2,105	2,021	4,331	4,078

Total operating expenses	48,745	44,398	89,846	83,519
Net operating income	10,599	7,419	16,149	14,974
Other income, net of taxes	538	31	455	31
Interest Charges	4,427	4,539	8,748	9,104

Net Income	$6,710	$2,911	$7,856	$5,901

Earnings Available for Common Shareholders	$6,710	$2,911	$7,856	$5,901

Weighted Average Shares Outstanding	15,248	15,201	15,236	15,196

Basic Earnings Per Common Share	$0.44	$0.19	$0.52	$0.39

Weighted Average Diluted Shares	15,269	15,247	15,265	15,224

Diluted Earnings Per Share	$0.44	$0.19	$0.51	$0.39

Dividends Paid Per Common Share	$0.221	$0.221	$0.442	$0.442